Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 17, 2004 relating to the November 30, 2003 consolidated financial statements of Viropro, Inc. included in the Form 10-KSB as filed with the Securities and Exchange Commission on March 18, 2004.

/s/ Bennett Thrasher PC

Bennett Thrasher PC

Atlanta, Georgia

November 30, 2004